Exhibit 10.1

RESTRICTED STOCK UNIT AWARD AGREEMENT

Long-Term Incentive Compensation Award
______________ Performance Period

          This Restricted Stock Unit Award Agreement (the “Agreement”) made under the Foot Locker 2007 Stock Incentive Plan, Amended and Restated as of May 19, 2010 (the “Plan”) as of the ___ day of ___________ 20 ___ by and between Foot Locker, Inc., a New York corporation with its principal office located at 112 West 34th Street, New York, New York 10120 (the “Company”) and ______________ .

          1.        General. As a participant in the Company’s long-term incentive compensation program for the __________ Performance Period which covers the fiscal years beginning _______ and _________ (the “Performance Period”), you were granted a long-term incentive award that will be payable following the end of the Performance Period, provided the performance goals set by the Compensation and Management Resources Committee (the “Compensation Committee”) of the Board of Directors of the Company on ____________ for the Performance Period are achieved. The award is payable as follows: 50 percent of the award is payable in cash under the Long-Term Incentive Compensation Plan (the “LTIP”), and 50 percent of the award is payable in restricted stock units (“RSUs”) under the Plan as provided herein. The RSUs are intended to constitute “Other Stock-Based Awards” under the Plan. Each RSU represents the right to receive one share of the Company’s Common Stock, par value $.01 per share (“Common Stock”), upon the satisfaction of the terms and conditions set forth in this Agreement and the Plan.

                    This Agreement sets forth the terms and conditions with regard to the portion of your long-term award that is payable in RSUs. You have been granted ___________ RSUs, subject to the conditions set forth herein. Unless otherwise indicated, any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Plan.

          2.       Earning of RSUs. Subject to the terms and conditions of the Plan and this Agreement, you shall be entitled to receive, for each RSU earned in accordance with this Section 2 and Appendix A hereto, one share of Common Stock. You shall earn the number of RSUs set forth above for achievement at the maximum performance goal as specified in Appendix A attached hereto, subject to adjustment for achievement below the maximum performance goal in accordance with the provisions of Appendix A attached hereto. If the threshold performance level set forth in Appendix A is not achieved, none of the RSUs granted to you shall be earned. The Compensation Committee shall certify the level of achievement of the performance goals during the Company’s first fiscal quarter in _________ and at such time shall determine the number of RSUs you are eligible to receive, subject to the provisions of Section 3 below.

          3.       Vesting and Delivery.
                    (a)          The RSUs you are eligible to receive as described in Section 2 shall be subject to a one-year holding period following the end of the Performance Period and shall become vested on __________ (the “Vesting Date”). Subject to the terms of this Agreement and the Plan, shares of Common Stock equal to the number of RSUs you earn shall be delivered to you as described below if you have been continuously employed by the Company or its subsidiaries within the meaning of Section 424 of the Code (the “Control Group”) until such Vesting Date.

                    (b)          Other than as specifically provided herein, there shall be no proportionate or partial vesting in the periods prior to the Vesting Date, and all vesting shall occur only on the Vesting Date, subject to your continued employment with the Control Group as described in Section 3(a).

                    (c)          Upon a Change in Control as defined in Appendix B hereto that occurs following the end of the Performance Period and the certification by the Compensation Committee of the achievement of the performance goal, all unvested RSUs shall become immediately vested and shall be paid in accordance with Section 3(f).

                    (d)          Upon a Change in Control as defined in Appendix B hereto that occurs prior to the end of the Performance Period, or coincident with or following the end of the Performance Period and prior to the certification by the Compensation Committee of the achievement of the performance goal, you shall be entitled to receive a pro rata portion of the RSUs that you would have been entitled to receive had the target performance level set forth in Appendix A been achieved and such RSUs shall become immediately vested and shall paid in accordance with Section 3(f). The pro rated portion shall be determined by multiplying the number of RSUs you would have been entitled to receive without respect to the Change in Control by a fraction, the numerator of which is the number of days from _____________, 20 ____ to date of the earlier of the Change in Control or the last day of the Performance Period and the denominator of which is the total number of days in the Performance Period without respect to the Change in Control.

                    (e)          In the event of your Termination by reason of death, Disability (within the meaning of Code Section 409A(a)(2)(C)(i) or (ii)) or Retirement prior to the Vesting Date, on the Vesting Date you (or in the event of your death, your estate) shall receive a pro rata portion of the RSUs that you would have received if you had been employed by the Company on the Vesting Date, based on the actual level of achievement of the performance goals set forth in Appendix A. The pro rated portion shall be determined by multiplying the number of RSUs you would have been entitled to receive if you had not incurred such Termination by a fraction, the numerator of which is the number of days from _____________, 20 ____ to date of your Termination and the denominator of which is the total number of days in the Performance Period, and shall vest on the Vesting Date and shall be paid in accordance with Section 3(f). Notwithstanding the foregoing, in the event of a Change in Control following your death, Disability (within the meaning of Code Section 409A(a)(2)(C)(i) or (ii)) or Retirement, but prior to the certification by the Compensation Committee of the achievement of the performance goal, the provisions of Section 3(d) above shall supersede this Section 3(e).

                    (f)          Subject to Section 8, the Company shall issue and deliver to you a stock certificate registered in your name for shares of the Company’s Common Stock equal to the number of vested RSUs you earn within 30 days following the earlier of a Change in Control or the Vesting Date.

          4.       Forfeiture.

                    (a)          Any RSUs that are not earned in accordance with Section 2 or vested in accordance with Section 3 of this Agreement shall be forfeited without compensation following the Compensation Committee’s certification of the goals for the Performance Period.

                    (b)          Except as expressly set forth in Section 3(e), in the event of your Termination prior to the Vesting Date or your breach of the Non-Competition Provision in Section 10, all unvested RSUs shall be forfeited to the Company, without compensation.

          5.       Adjustments. RSUs shall be subject to the adjustment provisions included in Section 5(e) of the Plan.

          6.       Withholding. You agree that:

                    (a)          No later than the date on which any RSUs shall have become vested, you will pay to the Company, or make arrangements satisfactory to the Company regarding payment (including through the withholding of shares from the award) of, any federal, state, international, or local taxes of any kind required by law to be withheld with respect to any RSUs which shall have become so vested; and

                    (b)          The Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to you any federal, state, international or local taxes of any kind required by law to be withheld with respect to any RSUs which shall have become so vested.

          7.        Special Incentive Compensation. You agree that the award of the RSUs is special incentive compensation and that the RSUs will not be taken into account as “salary” or “compensation” or “bonus” in determining the amount of any payment under any pension, retirement or profit-sharing plan of the Company or any life insurance, disability or other benefit plan of the Company, except as specifically provided in any such plan.

          8.        Delivery Delay. Notwithstanding anything herein, the delivery of any certificate representing shares of Common Stock for vested RSUs may be postponed by the Company for such period as may be required for it to comply with any applicable federal or state securities law, or any national securities exchange listing requirements and the Company is not obligated to issue or deliver any securities if, in the opinion of counsel for the Company, the issuance of such shares shall constitute a violation by you or the Company of any provisions of any law or of any regulations of any governmental authority or any national securities exchange.

          9.        Restriction on Transfer of RSUs. You shall not sell, negotiate, transfer, pledge, hypothecate, assign or otherwise dispose of the RSUs. Any attempted sale, negotiation, transfer,

pledge, hypothecation, assignment or other disposition of the RSUs or unvested shares in violation of the Plan or this Agreement shall be null and void.

          10.     Non-Competition.

                    (a)     Competition. By accepting this award of RSUs, as provided below, you agree that during the “Non-Competition Period” you will not engage in “Competition” with the Control Group. As used herein, “Competition” means:

                              (i)          participating, directly or indirectly, as an individual proprietor, stockholder, officer, employee, director, joint venturer, investor, lender, or in any capacity whatsoever within Canada, the United States of America or in any other country where any of your former employing members of the Control Group does business, in (A) a business in competition with the retail, catalog, or on-line sale of athletic footwear, athletic apparel and sporting goods conducted by the Control Group (the “Athletic Business”), or (B) a business that in the prior fiscal year supplied product to the Control Group for the Athletic Business having a value of $20 million or more at cost to the Control Group; provided, however, that such participation shall not include (X) the mere ownership of not more than 1 percent of the total outstanding stock of a publicly held company; (Y) the performance of services for any enterprise to the extent such services are not performed, directly or indirectly, for a business in competition with the Athletic Business or for a business which supplies product to the Control Group for the Athletic Business; or (Z) any activity engaged in with the prior written approval of the Chief Executive Officer of the Company; or

                              (ii)          intentionally recruiting, soliciting or inducing, any employee or employees of the Control Group to terminate their employment with, or otherwise cease their relationship with the former employing members of the Control Group where such employee or employees do in fact so terminate their employment.

                    (b)      “Non-Competition Period”. As used herein, “Non-Competition Period” means: the period commencing _____________ , ___20 and ending on the Vesting Date, or any part thereof, during which you are employed by the Control Group and (ii) if your employment with the Control Group terminates for any reason during such period, the [one year/two-year] period commencing on the date your employment with the Control Group terminates. Notwithstanding the foregoing, the Non-Competition Period shall not extend beyond the date your employment with the Control Group terminates if such termination of employment occurs following a “Change in Control” as defined in Attachment B hereto.

                    (c)      Breach of Non-Competition Provision. You agree that your breach of the provisions included herein under Section 10 under the heading “Non-Competition” (the “Non-Competition Provision”) would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law. You agree, therefore, that in the event of a breach or a threatened breach of the Non-Competition Provision, the Company shall be entitled to (i) an immediate injunction and restraining order to prevent such breach, threatened breach, or continued breach, including by any and all persons acting for or with you, without having to prove damages, and (ii) any other remedies to which the Company may be entitled at law or in equity. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach of the Non-Competition Provision, including, but not limited to, recovery of damages. In addition, in the event of your breach of the Non-Competition Provision, the RSUs covered by this Agreement that are then unvested shall be immediately forfeited. You and the Company further agree that the Non-Competition Provision is reasonable and that the Company would not have granted the award of RSUs provided for in this Agreement but for the inclusion of the Non-Competition Provision herein. If any provision of the Non-Competition Provision is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend over the maximum period of time, range of activities, or geographic area as to which it may be enforceable. The validity, construction, and performance of the Non-Competition Provision shall be governed by the laws of the State of New York without regard to its conflicts of laws principles. For purposes of the Non-Competition Provision, you and the Company consent to the jurisdiction of state and federal courts in New York County, New York.

          11.     Not an Employment Agreement.

          The award of RSUs hereunder does not constitute an agreement by the Company to continue to employ you during the entire, or any portion of the, term of this Agreement, including but not limited to any period during which the RSUs are outstanding.

          12.     [Securities Representations. This Agreement is being made by the Company in reliance upon the following express representations and warranties. You acknowledge, represent and warrant that you have been advised that

                    You may be an “affiliate” within the meaning of Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”) and in this connection the Company is relying in part your representations set forth in this section;

                    If you are deemed an affiliate within the meaning of Rule 144 under the Securities Act, the Common Stock must be held indefinitely by you unless (i) an exemption from the registration requirements of the Securities Act is available for the resale of such Common Stock or (ii) the Company files an additional registration statement (or a “re-offer prospectus”) with regard to the resale of such Common Stock and the Company is under no obligation to continue in effect a Form S-8 Registration Statement or to otherwise register the resale of the Common Stock (or to file a “re-offer prospectus”);

                    If you are deemed an affiliate within the meaning of Rule 144 under the Securities Act, you understand that the exemption from registration under Rule 144 will not be available under current law unless (i) a public trading market then exists for the Common Stock, (ii) adequate information concerning the Company is then available to the public, and (iii) other terms and conditions of Rule 144 or any exemption therefrom are complied with and that any sale of the Common Stock may be made only in limited amounts in accordance with such terms and conditions.]

         13.       Miscellaneous.

                    (a)          In no event shall any dividend equivalents accrue or be paid on any RSUs.

                    (b)          This Agreement shall inure to the benefit of and be binding upon all parties hereto and their respective heirs, legal representatives, successors and assigns.

                    (c)          This Agreement shall be subject to any compensation recoupment policy that the Company may adopt.

                    (d)          This Agreement constitutes the entire agreement between the parties and cannot be changed or terminated orally. No modification or waiver of any of the provisions hereof shall be effective unless in writing and signed by the party against whom it is sought to be enforced.

                    (e)          This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one contract.

                    (f)          The failure of any party hereto at any time to require performance by another party of any provision of this Agreement shall not affect the right of such party to require performance of that provision, and any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement.

                    (g)          This Agreement is subject, in all respects, to the provisions of the Plan, and to the extent any provision of this Agreement contravenes or is inconsistent with any provision of the Plan, the provisions of the Plan shall govern.

                    (h)          The headings of the sections of this Agreement have been inserted for convenience of reference only and shall in no way restrict or modify any of the terms or provisions hereof.

                    (i)          All notices, consents, requests, approvals, instructions and other communications provided for herein shall be in writing and validly given or made when delivered, or on the second succeeding business day after being mailed by registered or certified mail, whichever is earlier, to the persons entitled or required to receive the same, at, in the case of the Company, the address set forth at the heading of this Agreement and, in the case of you, your principal residence address as shown in the records of the Company, or to such other address as either party may designate by like notice. Notices to the Company shall be addressed to the General Counsel.

                    (j)          This Agreement shall be governed and construed and the legal relationships of the parties determined in accordance with the laws of the State of New York without regard to its conflicts of laws principles.

                    (k)          Although the Company does not guarantee the tax treatment of the RSUs,

this Agreement is intended to comply with, or be exempt from, the applicable requirements of Code Section 409A and shall be limited, construed and interpreted in accordance with such intent. Accordingly, in the event that you are a “specified employee” within the meaning of Code Section 409A as of the date of your separation from service (as determined pursuant to Code Section 409A and any procedure set by the Company), any award of RSUs payable as a result of such separation from service shall be settled no earlier than the day following the 6 month anniversary of your separation from service, or, if earlier, your death.

                    (l)          To indicate your acceptance of the terms of this Agreement, you must sign and deliver or mail not later than _________, 20___ a copy of this Agreement to the General Counsel of the Company at the address provided in the heading of this Agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

FOOT LOCKER, INC.

By:

Executive

ACKNOWLEDGMENT

STATE OF_____________)
) s.s.:
COUNTY OF___________)

          On this________ day of _______________, before me personally appeared _________, to me known to be the person described in and who executed the foregoing agreement, and acknowledged that he/she executed the same as his/her free act and deed.

Notary Public

APPENDIX A

Number of	Number of	Number of RSUs
RSUs at	RSUs at Target	at Maximum
Threshold	Payout	Payout
Payout

[Performance Goals for ___________ Performance Period]

APPENDIX B

Change in Control

          A Change in Control shall mean any of the following: (i) the merger or consolidation of the Company with, or the sale or disposition of all or substantially all of the assets of the Company to, any Person other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) fifty percent (50%) or more of the combined voting power of the voting securities of the Company or such surviving or parent entity outstanding immediately after such merger or consolidation; or (B) a merger or capitalization effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly (as determined under Rule 13d-3 promulgated under the Securities Exchange Act of 1934), of securities representing more than the amounts set forth in (ii) below; (ii) the acquisition of direct or indirect beneficial ownership (as determined under Rule 13d-3 promulgated under the Securities Exchange Act of 1934), in the aggregate, of securities of the Company representing thirty-five percent (35%) or more of the total combined voting power of the Company’s then issued and outstanding voting securities by any Person acting in concert as of the date of this Agreement; or (iii) during any period of not more than twelve (12) months, individuals who at the beginning of such period constitute the Board of Directors of the Company (referred to herein as the “Board”), and any new director whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (⅔) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof.